SPROTT FUNDS TRUST 485BPOS

Exhibit (h)(8)

AMENDED AND RESTATED
INDEX SUB-LICENSE AGREEMENT

THIS AMENDED AND RESTATED INDEX SUB-LICENSE AGREEMENT, dated as of December 23, 2024, is made by and between Sprott Asset Management LP (“SAM LP”), Royal Bank Plaza, 200 Bay Street, Toronto, Ontario M5J2J1, and Sprott ETF Trust, 320 Post Road, Suite 230, Darien, Connecticut 06820, on behalf of the series of the Sprott Funds Trust set forth in the Appendix (“Sub-Licensees”), as may be amended from time to time.

WHEREAS, SAM LP is a Licensee of one or more index providers, which are identified in the Appendix (each a “Licensor” and, collectively, the “Licensors”);

WHEREAS, each Licensor with input and assistance of SAM LP, determines the components and the proprietary data contained within each of their branded indexes (each an “Index” and, collectively, the “Indexes”);

WHEREAS, each Licensor or an agent of the Licensor calculates, maintains and disseminates the Indexes;

WHEREAS, each Licensor and SAM LP have previously entered into a separate agreement concerning use of the applicable Index, the right to sub-license the applicable License Agreement to the use by Sub-Liscensees of associated trade names and registered trademarks (“Marks”) in relating to certain Products (each a “License Agreement”);

WHEREAS, SAM LP desires to sublicense the Indexes and Marks to Sub-Licensees in order to carry out the purposes of the applicable License Agreements; and

WHEREAS, each Sub-Licensee is legally authorized to issue and offer shares of the Sub-Licensee.

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, SAM LP and the Sub-Licensees, intending to be legally bound, agree as follows:

1.       Scope of each Sub-License. Each Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the applicable License Agreement entered into between the SAM LP and the applicable Licensor relating to use of the Indexes and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of the applicable License Agreement as if Sub-Licensee were the licensee. Each Sub-Licensee agrees that the applicable Licensor may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) the Licensor has against the SAM LP as licensee to the same extent as if Sub-Licensee were directly contracting with the Licensor. Sub-Licensee agrees it will not assert against any Licensor any defense, claim, or right Sub-Licensee may have against SAM LP, in its capacity as the licensee, including those of set-off, abatement, counter-claim, contribution or indemnification.

2.       No Further Sub-License. All references in the applicable License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from such License Agreement.

3.       Term. The term of this Sub-Licensee Agreement automatically terminates, without notice, if the term of the applicable License Agreement terminates for any reason.

4.       Fees. SAM LP grants each Sub-Licensee its rights to use the applicable Indexes and Marks pursuant to the applicable Licensing Agreement at no cost.

5.       General Provisions. The provisions of the License Agreement govern this Sub-Licensee Agreement. All terms and definitions used in this Index Sub-Licensee Agreement, unless otherwise indicated, have the same meanings and definitions as in the applicable License Agreement. SAM LP HAS NO AUTHORITY TO WAIVE, RENEGOTIATE, OR FORGIVE ANY PROVISION OF ANY LICENSE AGREEMENT AS IT APPLIES TO SUB-LICENSEES.

IN WITNESS WHEREOF, the Parties hereto have caused this Index Sub-License Agreement to be executed by their duly authorized officers.

Sprott Asset Management, LP

By:	/s/ John Ciampaglia

Name:	John Ciampaglia
Title:	Chief Executive Officer
Date:	December 23, 2024

Sprott Funds Trust

By:	/s/ Thomas W. Ulrich

Name:	Thomas W. Ulrich
Title:	President
Date:	December 23, 2024

Appendix

(as of December 23, 2024)

Licensor	Licensee	Sub-Licensee	Name of Index
Solactive	SAM LP	Sprott Gold Miners ETF	Solactive Gold Miners Custom Factors Total Return Index
Solactive	SAM LP	Sprott Junior Gold Miners ETF	Solactive Junior Gold Miners Custom Factor Index
North Shore Indices	SAM LP	Sprott Uranium Miners ETF	North Shore Global Uranium Mining Index
Nasdaq	SAM LP	Sprott Energy Transition Materials ETF	Nasdaq Sprott Energy Transition Materials Index
Nasdaq	SAM LP	Sprott Junior Copper Miners ETF	Nasdaq Sprott Junior Copper Miners Index
Nasdaq	SAM LP	Sprott Lithium Miners ETF	Nasdaq Sprott Lithium Miners Index
Nasdaq	SAM LP	Sprott Nickel Miners ETF	Nasdaq Sprott Nickel Miners Index
Nasdaq	SAM LP	Sprott Junior Uranium Miners ETF	Nasdaq Sprott Junior Uranium Miners Index
Nasdaq	SAM LP	Sprott Copper Miners ETF	Nasdaq Sprott Copper Miners Index
Nasdaq	SAM LP	Sprott Silver Miners & Physical Silver ETF	Sprott Silver Miners Index

Sprott Asset Management, LP

By:	/s/ John Ciampaglia

Name:	John Ciampaglia
Title:	President
Date:	December 23, 2024

Sprott Funds Trust

By:

Name:	Thomas W. Ulrich
Title:	President
Date:	December 23, 2024

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